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                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in Pre-Effective Amendment No. 3 to Registration Statement No. 333-90483 for Morgan Stanley Tangible Asset Fund L.P. (to be renamed Morgan Stanley Dean Witter Spectrum Commodity L.P.) ("MSTAF") of our report dated February 7, 2000 relating to the statement of financial condition of MSTAF at December 31, 1999 and 1998 and the related statements of operations, changes in partners' capital and cash flows for the year ended December 31, 1999 and for the period January 2, 1998 through December 31, 1998 appearing in the Prospectus which is a part of such Registration Statement.

    We consent to the use in Pre-Effective Amendment No. 3 to Registration Statement No. 333-90485 of our report dated February 18, 2000 relating to the statement of financial condition of Morgan Stanley Dean Witter Spectrum Currency L.P. at December 31, 1999 appearing in the Prospectus which is a part of such Registration Statement.

    We also consent to the use of our report dated January 21, 2000 relating to the statements of financial condition of Demeter Management Corporation at November 30, 1999 and 1998 appearing in the Prospectus and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 18, 2000